Exhibit 3.2.5

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/28/1999
991457151 - 3117678

CERTIFICATE OF FORMATION

OF

DOWNTOWN BOSTON CINEMAS, LLC

1. Name. The name of the limited liability company formed hereby is Downtown Boston Cinemas, LLC (the “Company”).

2. Registered Office. The address of the registered agent of the Company in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware, 19805-1297. The name of the registered agent of the Company at such address is Corporation Service Company.

3. Purposes. The purposes and powers of the Company shall be to carry on and engage in any and all lawful activities permitted under the Delaware Limited Liability Company Act.

4. Authorized Person. The name and address of the authorized person is Michael Politi, 711 Fifth Avenue, 12th Floor, New York, New York, 10022. The powers of the authorized person shall terminate upon the filing of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Downtown Boston Cinemas, LLC this 28th day of October, 1999.

/s/ MICHAEL POLITI
Michael Politi

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

DOWNTOWN BOSTON CINEMAS, LLC

1.	The name of the limited liability company is Downtown Boston Cinemas, LLC (the “Company”).

2.	The Certificate of Formation of the Company is hereby amended by adding the following:

5. In accordance with Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting membership interests prior to March 21, 2003.

IN WITNESS WHEREOF, Bryan Berndt, the Vice President of Plitt Theatres, Inc., its sole member, has executed this Certificate of Amendment to the Certificate of Formation of Downtown Boston Cinemas, LLC, this 21st day of March, 2002.

By:	Plitt Theatres, Inc., its sole member

/s/ BRYAN BERNDT
Bryan Berndt
Vice President

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:00 PM 03/21/2002
020188705 - 3117678

CERTIFICATE AMENDING OR CORRECTING APPLICATION FOR REGISTRATION

(Under Section 52 of the Massachusetts Limited Liability Company Act)

To the Secretary of the	Federal Employer
Commonwealth of Massachusetts	Identification Number
13-4085511

It is hereby certified that:

1. The name of the foreign limited liability company (hereinafter referred to as the “Company”) is Downtown Boston Cinemas, LLC.

2. The jurisdiction where the company was organized is the State of Delaware, and the date of organization is October 28, 1999.

3. The date on which the company was registered to do business in the Commonwealth of Massachusetts is November 15, 1999.

4. A description of the change to be made by this certificate is to include in the Application for Registration the name of the Company’s sole member.

5. The Application for Registration as hereby changed is hereby amended to include paragraph 9, which shall read as follows:

“9. The sole member of the Company is Plitt Theatres, Inc., a Delaware corporation (the “Sole Member”), and each of the individuals listed in paragraph 8 of this Application for Registration is an officer of the Sole Member, authorized to execute and deliver documents on behalf of both the Sole Member and the Company.”

/s/ MICHAEL POLITI
Michael Politi. Authorized Person

Signed and sworn to before me. a Notary Public, on December 22, 1999.

/s/ MEREDITH L. PICARD
Notary Public